EXHIBIT 10.124

AGREEMENT TO ASSUME LIABILITIES

AND TO ACQUIRE ASSETS

OF BRANCH BANKING OFFICE

By and Among

KAISER FEDERAL BANK

and

PAN AMERICAN BANK, FSB

and

UNITED PANAM FINANCIAL CORP.

July 2, 2004

- i -

ARTICLE V. Obligations of Both Parties		18
5.1.	Obligations of Both Parties	18
5.2.	Obligations of the Seller	19
5.3.	Obligations of the Buyer	22
ARTICLE VI. Conditions Precedent to Closing		23
6.1.	Conditions Precedent to Performance by Both Parties	23
6.2.	Conditions Precedent to the Buyer’s Performance	24
6.3.	Conditions Precedent to the Seller’s Performance	24
ARTICLE VII. Closing		25
7.1.	Closing	25
7.2.	Seller’s Obligations at the Closing	25
7.3.	Buyer’s Obligations at the Closing	26
ARTICLE VIII. Obligations of the Parties After the Closing		26
8.1.	Confidentiality	26
8.2.	Notification of Account Debtors and Creditors	26
8.3.	Right to Hire Employees of the Branch; Non-solicitation of Employees by Seller	27
8.4.	Non-solicitation of Branch Customers by Seller	27
8.5.	Buyer’s Obligations	27
8.6.	Transit Items	27
8.7.	Further Documents	28
8.8.	Prorations; Sales and Use Taxes; Insurance	28
8.9.	Obligations of the Company	29
ARTICLE IX. Remedies		29
9.1.	Termination	29
9.2.	Litigation Costs	29
9.3.	Liquidated Damages	30
ARTICLE X. Miscellaneous Provisions		30
10.1.	Notices	31
10.2.	Entire Agreement	31
10.3.	Third Party Rights	32
10.4.	Successors and Assigns	32
10.5.	Brokers	32
10.6.	Survival of Warranties and Obligations	33
10.7.	Severability	33
10.8.	Expenses	33
10.9.	Counterparts	33
10.10.	Headings and Construction	33
10.11.	Governing Law	33
10.12.	Indemnification	33
10.13.	Damage or Destruction	34
10.14.	No Consequential Damages	35
10.15.	Publicity	35

- ii -

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	-	Branch Financial Statements
Exhibit B	-	Contracts, Commitments, and Agreements
Exhibit C	-	Furniture, Fixtures and Equipment
Exhibit D	-	Licenses and Permits
Exhibit E	-	Material Adverse Changes
Exhibit F	-	Branch Lease
Exhibit G	-	List of Employees
Exhibit H	-	Branch Assignment and Assumption Agreement
Exhibit I	-	Bill of Sale
Exhibit J	-	Assignment and Assumption Agreement
Schedule	-	Deposit Transfer and Purchase Price

- iii -

AGREEMENT TO ASSUME LIABILITIES

AND TO ACQUIRE ASSETS OF

BRANCH BANKING OFFICE

THIS AGREEMENT (“Agreement”) entered into on this 2nd day of July, 2004 between UNITED PANAM FINANCIAL CORP. (the “Company”), PAN AMERICAN BANK, FSB, a savings bank chartered under the laws of the United States (the “Seller”), having its principal office and place of business in Burlingame, California, and KAISER FEDERAL BANK, a savings bank chartered under the laws of the United States (the “Buyer”), having its principal office and place of business in Covina, California, is made with reference to the following facts:

A. The Seller owns and operates a branch banking office (the “Branch”) located at 8501 Van Nuys Boulevard, Panorama City, California 91402, and conducts a savings bank business at such location. The Seller is willing to transfer to the Buyer certain assets of the Branch in consideration of the Buyer’s assumption of certain liabilities, duties and obligations of the Seller in respect of the Branch and payment of certain sums to the Buyer therefor, all upon the terms and subject to the conditions set forth herein;

B. The Buyer is willing to purchase, receive and acquire said assets, to assume said liabilities, duties and obligations of the Seller and to commence a banking business at the Branch upon the terms and subject to the conditions set forth herein; and

C. The Seller is a wholly-owned subsidiary of the Company and the Company is willing to assume the obligations of the Seller under this Agreement following the liquidation of the Seller in consideration for the Buyer to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions, representations and warranties contained in this Agreement, the Buyer, the Seller and the Company agree as follows:

ARTICLE I.

Definitions

Unless the context otherwise specifies and requires, each of the terms defined in this Article I shall, for all purposes of this Agreement, have the meaning set forth herein, and all of the following definitions shall be equally applicable to both the singular and the plural forms of the terms defined:

1.1. Account. The term “Account” shall have the meaning specified in Section 2.7.1.

1.2. Account Related Loans. The term “Account Related Loans” means all overdraft loans shown on the Branch Financial Statements not more than thirty (30) days delinquent on the Closing Date.

1.3. Agreement. The term “Agreement” means this Agreement to Assume Liabilities and to Acquire Assets of Branch Banking Office.

1.4. Assets. The term “Assets” means the assets and properties owned, held or used by the Seller in connection, in whole or in part, with the business or affairs of the Branch, tangible and intangible, real, personal and mixed, which are to be transferred to and purchased by the Buyer as provided in Section 2.4 hereof.

1.5. Branch Financial Statements. The term “Branch Financial Statements” means the Monthly Statement of Condition and the Monthly Income and Expense Summary for the Branch as of and for the month ended May 31, 2004, in the form attached hereto as Exhibit A.

1.6. Branch. The term “Branch” means the branch banking office of the Seller located at 8501 Van Nuys Boulevard, Panorama City, California 91402.

1.7. Cash. The term “Cash” shall mean currency of the United States of America in the form of immediately available funds.

1.8. Claim. The term “Claim” shall have the meaning specified in Section 4.1.6.

1.9. Closing Date and Closing. The term “Closing Date” means the date when the transactions contemplated by this Agreement shall be consummated, as set forth in Section 7.1 hereof, and the term “Closing” means the consummation of the transactions contemplated in this Agreement, as set forth in Section 7.1.

1.10. Deposits. The term “Deposits” means all liabilities of the Seller carried on the books of the Branch to customers arising from deposits which are demand deposits, savings deposits, commercial deposits, deposits in retirement accounts, certificates of deposit, or time deposits, excluding any deposits associated with or securing a line of credit excluded under Section 1.2.

1.11. Deposit Premium. The term “Deposit Premium” shall have the meaning specified in Section 3.1(b).

1.12. Deposit Transfer. The term “Deposit Transfer” shall have the meaning specified in Section 3.1(a).

1.13. Governmental Body. The term “Governmental Body” means any federal, state, municipal or other governmental authority, department, commission, board, agency, or other instrumentality having jurisdiction over Seller, Buyer or the transactions contemplated in this Agreement.

1.14. Hazardous Substances. The term “Hazardous Substances” shall have the meaning specified in Section 4.1.9.

1.15. Independent Accountants. The term “Independent Accountants” shall have the meaning specified in Section 3.2.

1.16. Independent Determination. The term “Independent Determination” shall have the meaning specified in Section 3.2.

1.17. Initial Determination. The term “Initial Determination” shall have the meaning specified in Section 3.2.

1.18. Knowledge. The term “Knowledge” means to the actual knowledge of the President or the Chief Financial Officer of the Buyer and, of the President or the Chief Financial Officer of the Seller, respectively.

1.19. Leased Premises. The term “Leased Premises” means the real property occupied by the Branch.

1.20. Liabilities. The term “Liabilities” means only those certain liabilities, duties and obligations of the Seller in connection, in whole or in part, with the business or affairs of the Branch which are to be assumed by the Buyer pursuant to Sections 2.1 and 2.2 hereof.

1.21. Postponed Closing Date. The term “Postponed Closing Date” shall have the meaning specified in Section 3.2.

1.22. OTS. The term “OTS” shall mean the Office of Thrift Supervision.

1.23. Retained Assets. The term “Retained Assets” means the assets of the Seller which are referred to in Section 2.5 hereof.

1.24. Retained Liabilities. The term “Retained Liabilities” means all liabilities and obligations of the Seller, of any kind or description, whether known, unknown, disclosed, undisclosed, direct, indirect, absolute, fixed, contingent or otherwise, other than the Liabilities.

ARTICLE II.

Assumption of Liabilities and Acquisition of Assets

2.1. Assumption of Deposits, and Interest. In reliance on the covenants, conditions, representations and warranties of the Seller included herein, at the Closing the Buyer shall assume at book value as reflected on the books and records of the Branch, and agree to pay, perform and discharge, as and when such payments or performances are due:

(a) All liabilities of the Seller existing as of the Closing Date which are Deposits (as provided in Schedule I hereto) together with accrued interest thereon through the Closing Date.

2.2. Assumption of Obligations. At the Closing, the Buyer shall also assume and agree to pay and discharge all of the obligations of the Seller arising on or after the Closing Date or to be performed on or after the Closing Date under the following contracts, commitments and agreements, subject to the provisions of Section 2.3 hereof:

(a) The contracts, commitments and agreements, if any, set forth on Exhibit B hereto, including contracts for the safety deposit boxes located at the Branch; and

(b) All of the obligations of the Seller in respect of the Branch reflected in an Amended and Restated Exhibit B delivered no less than (2) two business days prior to Closing which shall include only such obligations permitted by the terms of this Agreement with the prior written consent or approval of the Buyer or as otherwise permitted by the terms of this Agreement.

In the event that, after the Closing Date, either Buyer or Seller discover that Buyer has not succeeded to the rights and benefits of the Seller under any contract under which the Liabilities with respect thereto have been assumed by Buyer, Seller shall to the extent possible shall cause such rights and benefits to be transferred to Buyer. In the event Seller is unable to do so, Seller agrees to reassume such Liabilities and Seller and Buyer shall execute such documentation as is reasonably necessary to effect such reassumption.

2.3. Retained Liabilities. The Seller agrees that, except for the Liabilities which the Buyer has specifically agreed to assume pursuant to Sections 2.1 and 2.2 hereof, the Buyer has not agreed to assume or pay, shall not be required to assume or be obligated to pay, perform or discharge, and shall have no liability or obligation with respect to, whether on the Closing Date or otherwise, all Retained Liabilities or obligations not assumed under Section 2.2 hereof including, but not limited to:

(a) Any liability or obligation of the Seller to the extent the same shall have been paid, performed or discharged or which by its terms was required to be paid, performed or discharged on or prior to the Closing Date, except that certain expenses in connection with the operation of the Branch are to be prorated in accordance with the provisions of Section 8.8(a) hereof;

(b) Except as provided in Section 8.8(b) hereof, any liability or obligation of the Seller for federal, state or local taxes on or measured by income of Seller; and

(c) Any other liability or obligation of the Seller arising out of or in connection with any contract, agreement or commitment or otherwise which is not assigned to the Buyer.

2.4. Transfer of Assets. In consideration of assumption of the Liabilities and payment of the amounts called for by Article III at the Closing, the Seller shall irrevocably sell, transfer, assign and deliver to the Buyer and the Buyer shall purchase and accept delivery of the following:

(a) The specific furniture, fixtures, and equipment and other tangible personal property, at an aggregate, fully-depreciated net book value as of the Closing Date and in an as-is, where-is condition, at the Branch, listed on Exhibit C hereto;

(b) All of the Seller’s right, title and interest in and to all contracts, commitments and agreements which the Buyer is assuming pursuant to Sections 2.1 and 2.2 hereof at book value as of the Closing Date. If any such contract, commitment or other agreement of the Seller is not transferable to the Buyer either by virtue of the provisions thereof or under applicable law, or if any such contract, commitment or agreement of the Seller would limit or restrict a transfer contemplated herein, neither this Agreement nor any document delivered pursuant hereto shall be deemed an assignment of such nontransferable contract, commitment or other agreement and such contracts, commitments and agreements shall be subject to the provisions of the penultimate paragraph of this Section 2.4. To the extent such contracts, commitments or other agreements relate to the conduct of business by the Seller at the Branch and at locations other than the Branch, such contracts, commitments or agreements shall be assigned to the Buyer only to the extent the same are applicable to the Branch;

(c) All claims and causes of action the Seller has or might have against any third party arising out of, in connection with or with respect to the Assets or the Liabilities;

(d) All of the Seller’s right, title and interest in and to all Cash on hand at the Branch on the Closing Date and all of the Seller’s rights in and to the Deposits at book value as of the Closing Date, subject, in the case of the Deposits, to the individual depositors’ continuing right of withdrawal;

(e) All of the Seller’s right, title and interest in and to all of the Account Related Loans set forth on the Branch Financial Statements;

(f) Subject to Section 5.2.5, the assignment of the Seller’s lease of the Leased Premises; and

(g) All books and records (including computer records), files and documentation relating to the Assets and the Liabilities. To the extent such books and records relate to the conduct of business by the Seller at the Branch and at locations other than the Branch, such books and records shall be assigned to the Buyer only to the extent the same are applicable to the Branch.

Notwithstanding the foregoing provisions of this Section 2.4, any Asset, the assignment or attempted assignment of which would be invalid or would constitute a breach of any contract, agreement or commitment to which the Seller is a party or by which it may be bound shall be used, held and/or received by the Seller for the benefit of the Buyer in accordance with the Buyer’s instruction and at the Seller’s expense, and the Seller shall, without further consideration, convey, transfer, assign and deliver to the Buyer all such Assets at the earliest time practicable.

All such sales, conveyances, transfers, assignment and deliveries shall be effected by such assignments, endorsements, deeds, bills of sale and other instruments as shall be reasonably requested by counsel for the Buyer.

2.5. Retained Assets. The following assets and the Seller’s right, title and interest therein shall not be transferred to or purchased by the Buyer at the Closing:

(a) All funds relating to retirement and pension plans or programs benefiting employees employed at the Branch;

(b) All insurance policies maintained with respect to the Branch; and

(c) All assets of the Seller not listed in Section 2.4 hereof.

2.6. Costs of Conversion. In connection with transfer of the Assets and assumption of Liabilities hereunder, the Buyer and Seller hereby acknowledge and agree that certain computer systems and data may need to be converted upon transfer, and that conversion and deconversion costs may be incurred by the parties. Buyer and Seller agree that, with respect to the transfer of the Assets and/or the assumption of the Liabilities hereunder (i) Seller shall bear, at its sole expense, any and all costs of deconversion to facilitate the conversion of the Assets and/or Liabilities to Buyer’s data processing system and (ii) Buyer shall bear, at its sole expense, any and all costs of conversion. Neither party shall incur any such costs on behalf of the other party without the prior written consent of the other party.

2.7. Conversion Procedures. Seller and Buyer shall, before and after the Closing Date, cooperate in good faith to ensure the orderly and efficient transfer and conversion of the Assets and Liabilities as provided herein, to Buyer’s ownership and operation. The provisions of Sections 2.7.1 through 2.7.15 shall apply unless other provisions to accomplish the same results are agreed to in writing by the parties.

2.7.1. Tapes and File Packages. Seller will provide Buyer with copies of the electronic record on magnetic media containing the information set forth on the master file with respect to each Liability which is a Deposit (each, an “Account”) as such information exists on the original system of Seller’s data processor (master files) no later than fifteen (15) calendar days following execution of this Agreement and updated as of the Closing Date. Seller shall bear all costs incurred by Seller in complying with this Section 2.7.1. Materials provided on magnetic media shall be in the format (i) reasonably requested by Buyer’s data processor, as supplied by Buyer to Seller or Seller’s agent and (ii) agreed to by Seller.

2.7.2. Statement of Accounts. Seller shall, at its sole expense, prepare and distribute all account statements regarding the Accounts, other than certificates of deposit and IRA accounts, as of the Closing Date, such statements to be in the form used by Seller in the ordinary course of its business. Seller shall be responsible for all accrued interest on such Accounts as of the Closing Date and shall prorate fees and charges on such Accounts as of the Closing Date.

2.7.3. Account Histories. Within five (5) business days after the Closing Date, Seller shall provide Buyer with a copy of an account history for each Account, all at Seller’s expense. For the purpose of this Agreement, the term “account history” means (i) a copy of the last statement Seller cuts on the Closing Date and (ii) a history of each certificate of deposit for the current term thereof and each IRA containing such information, and in such form, as is mutually acceptable to the parties.

2.7.4. Payment Items. Buyer shall establish a correspondent account with Seller prior to the Closing. Then, for a period of one hundred and twenty (120) calendar days after the Closing Date, Seller shall forward to Buyer all items presented to Seller for payment against the Accounts (“Payment Items”) on the next business day after such Payment Items are received. Buyer and Seller agree that any costs incurred to retain a third party to provide timely forwarding of such Payment Items to Buyer shall be borne equally by Buyer and Seller. Seller will deduct payment for these items from Buyer’s correspondent account held by Seller on or before such time as is required for Seller to meet its midnight deadline with respect to such items. Seller shall notify Buyer by noon each business day of the items presented to Seller for payment against the Accounts on the prior business day and Buyer shall wire funds sufficient to cover the items presented to the Buyer each business day to the Buyer correspondent account held by Seller. Buyer shall issue Payment Items bearing Buyer’s routing transit and account number to Account customers within ten (10) business days following the Closing Date. These items shall replace items issued with Seller’s identification on them. Seller shall have no obligation to pay such Payment Items and Seller shall use its commercially reasonable efforts to return any Payment Item. Seller shall establish a correspondent account with another financial institution, reasonably acceptable to the Buyer, with such institution to assume its obligations under this section following the liquidation of the Seller. Any costs imposed by such institution shall be borne by Seller and provided further, the Company shall not be relieved of its obligation to perform Seller’s duties due to the appointment of a successor institution.

2.7.5. Customer Names and Addresses. Upon Buyer’s written request, no earlier than ten (10) business days prior to the anticipated Closing Date, Seller shall provide Buyer with a magnetic tape, containing the name and complete mailing address for each of the Accounts of the Branch as of a recent date in such form as the Buyer may reasonably request, provided that, Seller shall bear all costs incurred by Seller in complying with this Section 2.7.5.

2.7.6. Deposit Interest Reporting and Withholding. Buyer will timely report to applicable taxing authorities and to Account customers including, without limitation by sending all required IRS Forms 1098 or 1099, with respect to the entire calendar year in which the Closing occurs, all interest credited to or withheld from, and any early withdrawal penalties imposed upon, the Accounts (including for any period prior to the Closing Date, which would otherwise be the reporting obligation of Seller). Any amounts required by any Governmental Bodies to be withheld from any of the Accounts through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any Governmental Body and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date shall be withheld by Buyer in accordance with applicable law or the appropriate notice from any Governmental Body and will be remitted by Buyer to the appropriate agency on or prior to the applicable due date. Promptly after the Closing Date, but in no event later than the date such amounts are required to be remitted to the applicable Governmental Body, Seller will pay to Buyer that portion of any sums theretofore withheld by Seller from any of the Accounts which are or may be required to be remitted by Buyer pursuant to the foregoing and shall directly remit to the applicable governmental agency that portion of any such sums which are required to be remitted by Seller. Seller shall be responsible for delivering to payees all Internal Revenue Service (“IRS”) notices received by Seller that are required to be delivered with respect to the Accounts, and Buyer shall be responsible for delivery to payees all such notices received by Buyer that are required to be delivered with respect to the Accounts. Seller shall deliver to Buyer, within five (5) business days after the Closing Date, a list of all “B” notices (TINs do not match) and “C” notices (under reporting/IRS imposed withholding) issued by the IRS imposing withholding restrictions, relating to the Accounts. Seller shall continue to provide Buyer with notice of such IRS notices it receives regarding Account customers for a period of one hundred and eighty (180) days from the Closing Date. All notices received by Seller on or prior to one hundred and eighty (180) days from the Closing Date from the IRS releasing withholding restrictions on accounts will be forwarded promptly to Buyer. Seller agrees to reimburse Buyer for an amount equal to any penalty and interest imposed upon Buyer by the IRS or state taxing authority or self-assessed by Buyer on IRS Form 8210 or corresponding state form which Buyer is thereafter required to, and does, pay to the IRS or state taxing authority, where such penalty and interest arises out of actions taken or omitted to be taken by Buyer in reliance upon information provided by Seller under this Section 2.7.6, and such penalty and interest does not result from an act or omission of Buyer not made in reliance upon such information.

2.7.7. Returned Items. Any items credited prior to Closing for deposit to, or cashed against, any Liability, which are returned unpaid at any time after Closing (“Returned Items”) shall be handled as follows within ninety (90) calendar days following Closing:

(a) If Buyer’s bank account is charged for the Returned Item, Buyer shall use its reasonable efforts to obtain reimbursement from the account to which, or from the party to whom, the item was credited; provided, that if Seller receives notification of a large Returned Item ($2,500 or more) before 2:00 p.m. Pacific Time on any business day, Seller shall notify Buyer of such Returned Item as soon as practicable on the same day notification is received. If there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit with Buyer standing in the name of the party liable for such Returned Item, upon proper identification of such party, Buyer shall debit any or all of such accounts an amount equal in the aggregate to the Returned Item, provided that such debit is permissible under Buyer’s agreement with such party and applicable laws and regulations. If those accounts which may be debited do not contain funds sufficient to reimburse Buyer fully (for reasons other than Buyer’s breach of the above conditions) or if such debit is not permissible under Buyer’s agreement with such party and applicable laws and regulations, Seller shall, upon notice from Buyer, reimburse Buyer to the extent sufficient funds are available and immediately repay to Buyer the balance of the Returned Item not reimbursed and Buyer shall assign the Returned Item to Seller for collection. The Deposit Premium shall be adjusted for any Returned Item and such amount shall be refunded to Buyer within five (5) business days of notice by Buyer to Seller.

(b) If Seller’s bank account is charged for the Returned Item, Seller shall notify Buyer as soon as practicable. If there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit with Buyer standing in the name of the party liable for such Returned Item, upon proper identification of such party, Buyer shall debit any or all of such accounts an amount equal in the aggregate to the Returned Item and shall repay that amount to Seller. If there are not sufficient funds in the accounts which may be debited (for reasons other than Buyer’s breach of the above conditions) or if such debit is not permissible under Buyer’s Agreement with such party and applicable laws and regulations, Buyer shall have no obligation to repay Seller unless and until Buyer obtains reimbursement from the party liable for the Returned Item.

(c) Seller shall establish a correspondent account with another financial institution, reasonably acceptable to the Buyer, with such institution to assume its obligations under this section following the liquidation of the Seller.

2.7.8. IRA Reporting. Unless applicable law does not permit Seller to engage another person to perform such reporting responsibility (in which case Seller will perform these tasks), Buyer shall prepare and file all required annual reports for all activity under IRA accounts at the Branch, including but not limited to IRS Form W-2P, IRS Form 1099R, IRS Form 5498, and state tax forms for the portion of the year prior to the Closing Date, to and including the Closing Date. Buyer shall prepare and file such reports, where applicable, for the balance of the calendar year of the Closing Date and thereafter. It is further agreed that Buyer and Seller will each report their portion of withholding for the IRA accounts to the appropriate state and federal agencies.

2.7.9. Further Documents. After the Closing Date, Seller and Buyer shall each permit the other reasonable access to and the right to inspect and copy, the books and records of such party with respect to the transactions contemplated hereby as may be reasonably necessary or appropriate to enable the other party to prepare any additional documents, instruments, reports, or tax returns as it or its counsel determines to be necessary or appropriate under the circumstances. Such right of access and right to inspect and copy shall be exercised so as to minimize disruption of the business activities of the party whose books and records are being inspected and/or copied. Notwithstanding any other provision of this Agreement, the party requesting assistance or cooperation shall pay the other party’s out-of-pocket expenses in complying with such request to the extent that such expenses are attributable to fees and other costs of unaffiliated third party service providers.

2.7.10. Cooperation on Certain Tax Matters. After the Closing Date, Seller and Buyer shall each (a) assist (and cause their respective affiliates to assist) the other party in preparing any tax returns that such other party is responsible for preparing and filing in accordance with this Agreement; (b) cooperate fully in responding to any audits of or disputes with taxing authorities regarding any tax returns with respect to the Liabilities or payments in respect thereof, or the operation of the Branch; (c) make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to taxes with respect to the Liabilities or payments in respect thereof, or the operation of the Branch; (d) provide timely written notice to the other of any pending proposed tax audits or assessments with respect to the Liabilities or payments in respect thereof, or the operation of the Branch for taxable periods for which the other may have liability under this Agreement; and (e) furnish the other with copies of all relevant correspondence received from any taxing authority in connections with any tax audit or information request with respect to any taxable period referred to in clause (d) above. Notwithstanding any other provision of this Agreement, the party requesting assistance or cooperation shall pay the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that such expenses are attributable to fees and other costs of unaffiliated third party service providers.

2.7.11. Holds and Stop Payment Orders. Holds and stop payment orders that have been placed by Seller on particular accounts or on individual checks, drafts or other instruments before the Closing Date will be continued by Buyer under the same terms after the Closing Date. Seller will deliver to Buyer at Closing a complete schedule of such holds and stop payment orders.

2.7.12. ACH, etc., Items. Seller and Buyer will use their best efforts to transfer all Automated Clearing House (“ACH”) arrangements, automatic debit and automatic credit arrangements to Buyer as soon as possible after the Closing Date. The Buyer, at its expense, will timely notify all ACH and Fed-wire originators of the transfers and assumptions to be made pursuant to the Agreement as of the Closing Date. For a period of sixty (60) calendar days beginning on the Closing Date, Seller will honor, in accordance with applicable laws and regulations, all ACH and

Fed-wire items related to accounts assumed under this Agreement which are mistakenly routed or presented to Seller. Seller will make no charge to Buyer for honoring such items, and will promptly electronically transmit such ACH and Fed-wire data to Buyer, provided that Buyer shall promptly reimburse Seller for any processed ACH and Fed-wire items. If Buyer cannot receive an electronic transmission, Seller will make available to Buyer at Seller’s operations center receiving items from the ACH and Fed-wire tapes containing such ACH and Fed-wire data. Items mistakenly routed or presented after the sixty (60) day period will be returned to the presenting party. Seller shall establish a correspondent account with another financial institution, reasonably acceptable to the Buyer, with such institution to assume its obligations under this section following the liquidation of the Seller.

2.7.13. Retirement Accounts. Seller will provide Buyer with the proper trust documents for any retirement accounts assumed by Buyer hereunder. Seller shall be responsible for all federal and state income tax reporting of retirement accounts for the period of time during the calendar year 2004 prior to the Closing Date. Buyer shall be responsible for all federal and state income tax reporting for the period of time during the calendar year 2004 from and after the Closing Date.

2.7.14. Safe Deposit Business. Seller shall provide Buyer with all documentation, keys and other materials relating to the safe deposit business conducted at the Branch. Buyer shall continue to conduct such safe deposit business after the Closing. Nothing herein shall preclude Buyer from terminating such business at the Branch following the Closing.

2.7.15. ATM Cards. Seller and Buyer shall cooperate in the transfer of all ATM cards and related arrangements to Buyer at the Closing.

ARTICLE III.

Deposit Transfer; Assumption Price; Independent Accounting

3.1. Determination of Deposit Transfer and Deposit Premium.

(a) The Seller and the Buyer agree that on the Closing Date the Seller will owe to the Buyer an amount (the “Deposit Transfer”) equal to all Deposit Liabilities assumed by Buyer less: (i) the Cash on hand at the Branch to be transferred to the Buyer on the Closing Date; (ii) the net book value of all other assets of the Branch to be transferred to the Buyer pursuant to Section 2.4 hereof on the Closing Date; (iii) the outstanding balance of the Account Related Loans; and (iv) the Deposit Premium (as defined below). The calculation of the Deposit Transfer and the Deposit Premium will be specified in Schedule I hereto.

(b) The Seller and the Buyer agree that on the Closing Date the Buyer will owe to the Seller (as a deduction from the amount to be transferred pursuant to the preceding paragraph, and not in addition thereto) an amount which represents the premium on the Deposits (the “Deposit Premium”), equal to: 7.25% of the lesser of the balance of Deposits at the close of business on March 31, 2004 or on the Closing Date to be acquired by Buyer. By way of example, (x) if the total of all Deposits as of the Closing Date were $50,000,000 then the Deposit Premium would be Three Million Six Hundred and Twenty Five Thousand Dollars ($3,625,000.00).

(c) The amount of such Cash on hand at the Branch transferred to the Buyer hereunder and the amount of such Liabilities shall be determined in accordance with said Schedule I in good faith by an accounting to be conducted jointly by the Buyer and the Seller (the “Initial Determination”) based upon the books and records of the Branch maintained by the Seller in the ordinary and regular course of its business. The Buyer and the Seller shall complete the Initial Determination as of the close of business on the third (3rd) business day preceding the Closing Date and shall jointly execute, and deliver to each other on such date, a certificate, certified by the Chief Executive Officer or Chief Financial Officer of each party, setting forth the amount of such Cash on hand at the Branch transferred to the Buyer hereunder, and the amount of such Liabilities and stating the Deposit Transfer to be paid by the Seller to the Buyer and the Deposit Premium to be paid by the Buyer to the Seller as of the Closing Date. Within thirty (30) days following the Closing Date, and when all Branch office data up to and including the Closing Date is available, Seller shall present Buyer with a list of the balances of the Assets and the Liabilities as of the Closing Date, certified by the Chief Executive Officer or Chief Financial Officer of Seller to be true and correct as of the date reflected thereon (the “Final Determination”). The Final Determination shall become final and binding on Buyer and Seller ten (10) business days after its delivery to Buyer, unless Buyer gives written notice to Seller of its disagreement with respect to any item included in such statement. Seller and Buyer shall use reasonable efforts to resolve the disagreement during the ten (10) day period following receipt by the seller of the notice, whereupon the Final Determination shall become final and binding. When the Final Determination becomes final and binding, an appropriate adjusting settlement payment from Seller to Buyer or from Buyer to Seller, as the case may be, will be made together with accrued interest calculated at the federal funds rate in effect on the Closing Date for the number of days elapsed between the Closing Date and the date of such adjusting settlement payment.

3.2. Independent Accounting. The Buyer and the Seller agree that if they are unable to agree as to the amount of the Cash on hand at the Branch to be transferred to the Buyer hereunder, the amount of the Liabilities to be assumed by the Buyer pursuant hereto, the amount of the Deposit Transfer, and/or the Deposit Premium, then each of the Buyer and the Seller shall prepare in good faith and execute and deliver to the other a certificate setting forth the amount of such Liabilities, the amount of such Cash on hand at the Branch and the Deposit Transfer and Deposit Premium, and the Closing shall be postponed to the seventh (7th) day next following the Closing Date specified in Section 7.1 hereof, subject to the terms and conditions of this Agreement (the “Postponed Closing Date”). The Buyer and the Seller hereby agree to appoint the accounting firm of McGladrey & Pullen, LLP (the “Accountants”) or, in the event that the Accountants decline to accept such appointment, a single independent accounting firm as selected by agreement of the Buyer and Seller (the Accountants or such other accounting firm referred to herein below as the “Independent Accountants”) such that, during such seven (7) day postponement, the Independent Accountants shall determine (the “Independent Determination”) the amount of the Cash on hand at the Branch to be transferred to the Buyer hereunder, the amount of the Liabilities to be assumed by the Buyer pursuant hereto and the Deposit Transfer and Deposit Premium, in accordance with Section 3.1 hereof and Schedule I attached hereto, based upon the books and records maintained by the Seller with respect to the Branch in the ordinary and regular course of its business. The Seller shall provide to the Independent Accountants access to the books, records and affairs of the Seller and the Branch in the same manner as specified in Section 5.2.1 hereof, in connection with the Independent Determination.

The Independent Accountants shall, on the day next preceding the Postponed Closing Date, deliver to each of the Buyer and the Seller a report stating the Independent Accountants’ determination of the amount of such Cash on hand at the Branch, the amount of such Liabilities and the amount of the Deposit Transfer and Deposit Premium on such day. The Independent Determination shall be final, binding and conclusive on the Buyer and the Seller with respect to the aggregate amount of the Liabilities to be assumed by the Buyer pursuant hereto, the amount of Cash on hand at the Branch transferred to the Buyer on the Postponed Closing Date and the amount of the Deposit Transfer and Deposit Premium payable at the Closing on the Postponed Closing Date. The Buyer and the Seller shall share equally all costs and expenses of the Independent Accountants relating to the Independent Determination and their services performed in connection therewith.

ARTICLE IV.

Representations, Warranties, and Covenants

4.1. Representations, Warranties and Covenants of the Company and the Seller. The Company and the Seller hereby represent, warrant and covenant to Buyer as follows:

4.1.1. Powers and Authority. The Seller is a federal savings bank duly organized and validly existing under the laws of the United States with full power and authority to conduct a savings bank business at the Branch as now conducted by it, to own all of the assets owned by it at the Branch and to sell the Branch. The Seller conducts, and on the Closing Date will conduct, a savings bank business at the Branch and does not, and will not on the Closing Date, operate a trust department at the Branch. The execution and delivery of this Agreement by the Company and the Seller have been duly authorized by all necessary corporate action on the part of the Company and the Seller, as the case may be, which authorization will not have been altered, amended, modified or revoked before the Closing Date, and upon execution and delivery this Agreement shall constitute a valid and binding obligation of the Company and the Seller, respectively, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and those of federally insured depository institutions in particular and the availability of equitable remedies). Further, provided all of the conditions specified in Sections 6.1.1 through 6.1.5 hereof have been satisfied prior to the Closing Date, on the Closing Date, the Seller will have the full power and authority to grant, sell and assign all rights and properties to be sold and assigned hereunder and each of the Company and the Seller the full power and authority to perform their obligations hereunder. A complete, correct and current copy of the Charter and Bylaws of the Seller has been delivered to the Buyer and no changes therein have been made since the date of delivery or will be made prior to the Closing Date.

4.1.2. Other Agreements. Provided all of the conditions specified in Section 6.1 have been satisfied prior to the Closing Date, the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated herein will not:

(a) (i) Result in a breach or violation, or constitute a default under, any of the terms or conditions of, or constitute a default under, Seller’s or the Company’s Charter, Articles or Incorporation or Bylaws or result in a material breach or violation of, or constitute a material default under, any contract, agreement, commitment, indenture, note, bond, license, mortgage, deed of trust or other instrument or obligation to which the Company or the Seller are a party or by which it or any of any of its properties or assets is bound; or

(b) Violate any law, or any rule or regulation of any Governmental Body, or any order, writ, injunction, judgment or decree of any court or Governmental Body applicable to the Company, the Seller, the Assets, or the business of the Branch.

4.1.3. Branch Financial Statements. The Branch Financial Statements: (i) are in accordance with the books and records of the Seller maintained by the Seller in the ordinary and regular course of its business relating to the conduct of business at the Branch: (ii) are correct and complete and fairly present the financial position of the Branch as of May 31, 2004, and the results of operations of the Branch for the period ended May 31, 2004; (iii) reflect all of the assets and liabilities of the Branch as of May 31, 2004, which at such date were material to the business conducted by the Seller at the Branch; and (iv) have been prepared on an accrual basis in accordance with the accounting principles, including the method of depreciation used in accounting for furniture, fixtures and equipment, followed by the Seller with respect to each of its branch offices, applied on a basis consistent with prior periods. All monthly reports and other reports, the books and records maintained by the Seller and the financial information used in determining the amount of the Liabilities, and the Cash on hand at the Branch, in accordance with the provisions of Sections 3.1 and 3.2 hereof are, and until the Closing Date will be, complete and correct and shall comply with the representations and warranties set forth in this Section 4.1.3 applicable to the Branch Financial Statements. The books and records of the Seller maintained by the Seller with respect to its business at the Branch are, and until the Closing Date will be, kept and prepared in accordance with the accounting principles applied by the Seller with respect to its other branch offices. A copy of the Branch Financial Statements, duly certified by the Chief Financial Officer of the Seller to be in accordance with the representations and warranties set forth herein, is delivered concurrently with the execution of this Agreement.

4.1.4. Deposits at the Branch. The Seller has provided to the Buyer: (i) a complete and correct list of all certificates of deposit at the Branch as of June 8, 2004, stating, among other things, with respect to each such certificate of deposit, the name of the depositor, the date of issuance, the maturity date, the applicable interest rate, and the redemption value thereof and (ii) books and records of the Branch which provide a complete and correct list, as of June 8, 2004, of all Deposits at the Branch and which state, among other things, with respect to each such Deposit, the principal amount thereof, the name of the depositor and the interest rate applicable thereto. During the six (6) month period prior to the date hereof, the Seller has not transferred and between the date hereof and the Closing Date, the Seller will not transfer, any Deposits (y) to any other branch of the Seller, or (z) from any other branch of the Seller, except in accordance with the express request (not solicited by the Seller) of a depositor in the ordinary and regular course of business.

4.1.5. Contracts and Agreements.

(a) Exhibit B hereto is, to the Knowledge of the Seller, a complete and correct list of all material contracts, agreements and other commitments (other than policies of insurance and retirement, pension, bonus, profit-sharing, stock option, stock purchase and other fringe benefit plans), entered into in connection, in whole or in part, with the business of the Branch and to be assumed by the Buyer pursuant to Section 2.2 hereof, whether written or oral, and of all proposed or uncompleted capital expenditures or major maintenance projects heretofore authorized in connection, in whole or in part, with the business of the Branch. Each contract, agreement and other commitment set forth on Exhibit B is, or, if so amended, on the Amended and Restated Exhibit B will be on the Closing Date, valid and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally (and in the case of enforceability against the Seller, by laws affecting the rights of creditors of federally insured depository institutions) and the availability of equitable remedies).

(b) A complete and correct copy of each written contract, agreement and other commitment and of each uncompleted and proposed capital expenditure on major maintenance project, set forth on Exhibit B, has been delivered to the Buyer, and a summary of each oral contract, agreement and other commitment whose terms do not prohibit assignment or transfer by the Seller is listed in said Exhibit B.

(c) Except as otherwise set forth on said Exhibit B, or on Amended and Restated Exhibit B, if applicable, each contract, agreement and other commitment listed therein is, and on the Closing Date will be, assignable to the Buyer by the Seller without the consent of any third party and without any payment or penalty, and the Seller has not taken any action which impairs the right of further assignment thereof by any immediate or remote assignee of the Seller. The Seller is not, and on the Closing Date will not be, in material default under any contract, agreement or commitment set forth in Exhibit B or Amended and Restated Exhibit B, if applicable, and to the Knowledge of the Seller, no other party under any such contract, agreement or commitment is in material default thereunder.

4.1.6. Pending Litigation, Statutory Constraints. There is no existing or proposed statute or regulation, nor any claim, litigation or investigation (a “Claim”), pending or threatened, involving the Company’s or the Seller that would materially adversely affect the transactions contemplated hereby or the Company’s or the Seller’s ability to perform their obligations hereunder. There are no outstanding judgments, orders, writs, injunctions or decrees, of any court, any arbitrator or arbitration tribunal or any Governmental Body against Seller which may have a material adverse affect on the business of the Branch.

4.1.7. Compliance with the Law. The Seller has obtained and kept in force all licenses, permits, authorizations and approvals required by any Governmental Body to conduct its banking business at the Branch as now conducted by it and to own and operate the properties and assets utilized by it in such business. The Branch has been operated in all material respects in accordance with applicable laws, rules and regulations. Such licenses and permits, listed on Exhibit D attached hereto and incorporated herein, are and will be at the Closing in full force and effect. No Claim is pending nor has the Seller been threatened with any Claim wherein the remedy sought is the revocation or limitation of any such governmental license or permit and the Seller does not know of any basis or grounds for any such revocation or limitation.

4.1.8. Zoning. The zoning for the Leased Premises permits the presently existing improvements and the continuation of the business presently being conducted on the Leased

Premises. The Seller has not commenced, nor has the Seller received notice of the commencement of, any proceeding that would affect the present zoning of the Leased Premises.

4.1.9. Environmental Matters. No portion of the Leased Premises is being used or has been used at any previous time by the Seller, or to the Knowledge of the Seller, by persons other than the Seller for the disposal, storage, treatment, processing or handling of Hazardous Substances (as hereinafter defined) nor, to the Knowledge of the Seller, do the Leased Premises contain such Hazardous Substances nor have any such Hazardous Substances been brought or carried onto or migrated in or into the Leased Premises. As used herein, the term “Hazardous Substances” means any waste, pollutant, toxic substance, petroleum product or byproduct, hazardous waste, or any constituent of such substance or waste, regulated or forming the basis of liability under any environmental law; provided, however, that for purposes of this definition, Hazardous Substances shall not include: (a) any substance of a nature, quantity or concentration that is customarily used, stored or disposed of as part of or incidental to the operation and maintenance of the Leased Premises in the ordinary course of business conducted thereon, or (b) any substances used in office areas or janitorial supplies, cleaning fluids or chemicals necessary for the day-to-day operation or maintenance of the Leased Premises.

4.1.10. Government Notices. Seller has received no notice from any federal or other Governmental Body indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

4.1.11. Community Reinvestment Act. Seller received a rating of “satisfactory” or greater in its most recent examination or interim review with respect to the Community Reinvestment Act. Seller has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act. To Seller’s Knowledge, there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause the OTS, to deny or fail to issue any required regulatory approval.

4.1.12. Leasehold.

(a) Seller has no Knowledge of any condemnation proceedings pending or threatened, which would preclude or impair the use of the Leased Premises as presently being used in the conduct of the business of the Seller . A copy of the lease agreement for the Leased Premises is attached as Exhibit F.

(b) Seller has not entered into any agreement regarding the Leased Premises, and, to Seller’s Knowledge, neither Seller nor the Leased Premises is subject to any claim, demand, suit, unfiled lien, proceeding or litigation of any kind, pending or outstanding, or threatened or likely to be made or instituted, which would in any way be binding upon Buyer or its successors or assigns or materially affect or limit Buyer’s or its successors’ or assigns’ use and enjoyment of the Leased Premises for its intended use as a retail banking facility or which would materially limit or restrict Buyer’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby. Seller has no Knowledge of any proposed assessments against the Leased Premises for public improvements.

4.1.13. Title to Assets. Seller has good and marketable title to all owned Assets and the right to use any equipment subject to contracts assumed by Buyer under Section 2.4, free and clear of all security interests, mortgages, encumbrances, pledges, trust agreements, liens or other adverse claims. No person or entity other than Seller has any right, title or interest in and to any of the Assets. Upon payment by Buyer of the amounts contemplated by this Agreement, Buyer will acquire good and indefeasible title to the owned Assets, free and clear of any lien, charge, encumbrance, option or adverse claim.

4.1.14. Absence of Certain Changes or Events. Since the date of the Branch Financial Statements, Seller has conducted its business at the Branch only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices:

(a) Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of the Assets;

(b) Sold, transferred, leased to others or otherwise disposed of any of the Assets;

(c) Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement which is included in the Assets or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a materially adverse affect on the Assets;

(d) Entered into any agreement or made any commitment to take any of the types of action described in subsections (a) through (c) above.

4.1.15. No Adverse Change. Except as disclosed in the representations and warranties made hereunder or in Exhibit E, there has been no material adverse change in the Assets or Liabilities since the date of the Branch Financial Statements; provided, however, that in determining whether a material adverse change has occurred, there shall be excluded any effect on the Seller the cause of which is (i) any change in the banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to depository institutions or their holding companies generally, (iii) any change in general economic conditions affecting depository institutions or their holding companies generally; and (v) any action or omission of Seller taken with the prior written consent of Buyer, as applicable or permitted by this Agreement.

4.1.16. Evidence of Indebtedness. All evidences of indebtedness constituting part of the Assets are legal, valid and binding obligations of the respective obligors thereof enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and the availability of injunctive relief, specific performance, and other equitable remedies) and are not subject to any defenses, offsets or counterclaims that may be asserted against Seller or the present holder thereof.

4.1.17. Books and Records. The books and records of the Branch have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books and records.

4.1.18. Regulatory Compliance. To Seller’s Knowledge, except as disclosed in writing to Buyer, all reports, records and other documents or information involving any of the Assets or the Liabilities or the operation of the Branch that are required to be filed by Seller with any regulatory authority including, without limitation, the OTS, the Federal Deposit Insurance Corporation and the IRS have been duly and timely filed and all information and data contained in such reports, records or other documents is true, accurate and correct.

4.1.19. Brokerage Fees. Except for Sandler, O’Neill & Partners, L.P., whose fees are being paid by Seller, Seller has dealt with no broker or finder in connection with any of the transactions contemplated hereby and no action has been taken that would give rise to any valid claim for brokerage commission, finder’s fee or other like commission.

4.1.20. Schedule of Employees. Exhibit G lists the names of all employees as of the date specified thereon and states for each such individual his or her position, dates of employment with Seller, years of service, present compensation and benefits. There are no employment agreements, severance agreements or other agreements governing the employment relationship between any of the employees and the Seller.

4.2. Representations. Warranties and Covenants of the Buyer. The Buyer hereby represents, warrants and covenants to Seller as follows:

4.2.1. Powers and Authority. The Buyer is a federal savings bank duly organized and validly existing under the laws of the United States with full power and authority to conduct a savings bank business as now conducted by it. The execution and delivery of this Agreement by the Buyer have been duly authorized by all necessary action on the part of the Buyer, and upon execution and delivery this Agreement will constitute a valid and binding obligation of the Buyer enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the rights of creditors generally and those of federally insured depository institutions and the availability of equitable remedies). Further, provided all of the conditions specified in Sections 6.1.1 through 6.1.5 hereof have been satisfied prior to the Closing Date, on the Closing Date the Buyer will have the full power and authority to perform its obligations hereunder. A complete, correct and current copy of the Charter and Bylaws of the Buyer has been delivered to the Seller and no changes therein have been made since the date of delivery or will be made prior to the Closing Date.

4.2.2. Other Agreements. Provided all of the conditions specified in Section 6.1 have been satisfied prior to the Closing Date, the execution and delivery of this Agreement on behalf of the Buyer and the consummation of the transaction contemplated herein will not:

(a) Result in the breach of or violate any of the terms or conditions of, or constitute a default under, the Buyer’s Charter or Bylaws or any contract, agreement, commitment,

indenture, note, bond, license, mortgage, deed of trust or other instrument or obligation to which the Buyer is a party or by which it or any of its properties or assets may be bound or affected; or

(b) Violate any law, or any rule or regulation of any Governmental Body, or any order, writ, injunction, judgment or decree of any court or Governmental Body applicable to the Buyer.

4.2.3. Pending Litigation. There is no Claim, pending or threatened, involving the Buyer which would materially adversely affect the transactions contemplated hereby or the Buyer’s ability to perform its obligations hereunder

4.2.4. Government Notices. Buyer has received no notice from any federal or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby.

4.2.5. Community Reinvestment Act. Buyer received a rating of “satisfactory” or greater in its most recent examination or interim review with respect to the Community Reinvestment Act. Buyer has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act. To Buyer’s Knowledge, there are no threatened or pending actions, proceedings, or allegations by any person or regulatory agency which may cause the OTS, to deny or fail to issue any required regulatory approval.

4.2.6. Brokerage Fees. Except for Keefe, Bruyette & Woods, Inc., whose fees are being paid by Buyer, Buyer has dealt with no broker or finder in connection with any of the transactions contemplated hereby and no action has been taken that would give rise to any valid claim for brokerage commission, finder’s fee or other like commission.

ARTICLE V.

Obligations of Both Parties

5.1. Obligations of Both Parties. The Seller and the Buyer agree that subsequent to the date hereof and prior to the Closing Date:

5.1.1. Administrative Approvals. Promptly, and in any event not later than five (5-) calendar days following execution of this Agreement by the Seller and the Buyer, (a) the Buyer shall, submit any necessary application or notice to the OTS for approval, as required in 12 C.F.R. Section 563.22 et seq. for Buyer to acquire the Branch. The Buyer shall afford the Seller a reasonable opportunity to review and comment on such application prior to its submission to the OTS. The parties hereto shall also promptly file, either individually or jointly as may be required, all other applications, amendments thereto, supporting documents and affidavits, and shall publish all other notices and perform all other acts which may be required by law or regulation to obtain the final approvals of the OTS, and any other Governmental Body whose approval is a prerequisite to the consummation of the transactions contemplated herein. The Seller and the Buyer shall furnish the other upon request all such information and material concerning the Branch, the Seller or the Buyer, as the case may be, required for inclusion in, or preparation of, any applications required to be made for any regulatory approvals to the acquisition by the Buyer of the Branch from the Seller hereunder and the transactions hereby contemplated, and shall keep each other apprised on a current basis of the processing and status of all such filings and applications for regulatory approvals. Draft copies of such applications shall be submitted by each party to the other for review prior to filing, and each party shall provide to the other copies of any communications from any Governmental Body with respect to such applications.

5.1.2. Commercially Reasonable Efforts. Each party hereto will use its commercially reasonable efforts to effectuate the transactions hereby contemplated and to fulfill the conditions of its obligations under this Agreement.

5.1.3. Public Announcements. Seller and Buyer agree that, from the date hereof, neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without first obtaining the consent of the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment.

5.1.4. No Disclosure or Negotiation with Others. Seller shall prevent the disclosure of any of the terms or conditions hereof to any other person except for disclosure required by appropriate regulatory authorities, and as long as this Agreement shall remain effective, Seller shall not, directly or indirectly, nor shall it permit any of its officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or discuss or negotiate with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer or an affiliate or an associate of Buyer or an officer, partner, employee or other authorized representative of Buyer or such affiliate or associate) concerning any merger, tender offer or other takeover offer, sale of substantial assets, sale of shares of capital stock or similar transaction involving the Assets or the Liabilities, provided, however, that Seller and its officers and directors may take all such indications necessary to comply with any fiduciary duty to which such party is bound.

5.1.5. Notices to Customers. Prior to the Closing Date, to the extent required by applicable law or as a condition of approval by any regulatory authority, Seller agrees to mail or cause to be mailed, to each of the Deposit holders, each holder of a safe deposit box domiciled at the Branch and to such other customers as may be required, notice of the contemplated transfer of the Assets, Liabilities and operations of the Branch. Each such notice shall be in a form acceptable to Buyer and Seller, such approval not to be unreasonably withheld.

5.2. Obligations of the Seller. The Seller agrees that subsequent to the date hereof and prior to the Closing Date:

5.2.1. Access to Information. Without interfering with the normal course of business at the Branch (or such other premises of the Seller at which the items described in this Section 5.2.1 are located), the Buyer and its counsel, accountants and other representatives shall have full access at the Branch (or such other premises of the Seller at which the items described in this Section 5.2.1 are located) during normal business hours to all properties, assets, books, accounts, records, contracts and documents of the Seller related to the collective Assets to be purchased and Liabilities to be assumed by the Buyer pursuant to the terms of this Agreement and, in addition thereto, the Seller shall furnish or cause to be furnished to the Buyer and its representatives, at the Buyer’s expense, such copies of said books, accounts, records, contracts and documents as may be reasonably requested with respect to the collective Assets to be purchased and Liabilities to be assumed by the Buyer pursuant to the terms of this Agreement. Notwithstanding the foregoing, under no circumstances shall the Seller be required to take any action hereunder which would result in the waiver or other loss of its attorney-client privilege as to any matter so privileged.

In addition, Seller shall afford to the employees or representatives of Buyer, during normal business hours or at such other times as shall be mutually agreed upon by Seller and Buyer, access to the Branch, the employees and the fixtures and equipment at the Branch in order for Buyer to begin training the employees and to begin conversion and installation of computer, data processing, communication and other equipment.

5.2.2. Conduct of Business. With respect to the collective Assets to be purchased and Liabilities to be assumed by the Buyer pursuant to the terms of this Agreement, the Seller shall:

(a) conduct business at the Branch only in the ordinary course (except as required by changes in law, regulation or supervisory policy or as required by regulatory authorities having jurisdiction over the Seller);

(b) carry on the Branch business practices and keep the Branch books of account, records and files in substantially the same manner as heretofore carried on;

(c) use its commercially reasonable efforts to preserve the Branch business organization intact, to retain the services of its present officers and employees of the Branch and to preserve the goodwill of Deposit holders;

(d) pay and perform all of the debts, obligations and liabilities incurred in connection, in whole or in part, with the Assets to be purchased and Liabilities to be assumed by the Buyer pursuant to the terms of this Agreement;

(e) duly and timely file all reports and returns including the payment of any taxes, penalties, interest or other charges, required to be filed with any Governmental Body with respect to the business of the Branch;

(f) cooperate with and assist Buyer in assuring the orderly transition of the business of the Branch to Buyer from Seller;

(g) maintain in full force and effect all insurance policies now in effect affecting the Assets or the Liabilities or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(h) timely file all reports required to be filed with any Governmental Body and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits to the extent the failure to do so would have a material adverse effect on the Assets or the Liabilities;

(i) withhold from each payment made to each of its employees the amount of all taxes (including, but not limited to, Federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officer; and

(j) perform all of its obligations under contracts, leases and documents relating to or affecting the Asserts or the Liabilities, except such obligations as Seller may in good faith reasonably dispute;

5.2.3. Ordinary Course and Other Activities.

The Seller shall not, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld:

(a) sell, lease, abandon, assign, transfer, license, encumber or otherwise dispose of any Assets other than in the ordinary course of business, or enter into any agreement to do so;

(b) except as otherwise expressly provided herein, transfer any Assets or Deposits from the Branch to the Seller’s other branches, subject, in the case of Deposits, to the individual depositors’ continuing right of withdrawal;

(c) settle or compromise any Claim now pending or commenced subsequent to the date hereof with respect to the Assets to be purchased and Liabilities to be assumed by the Buyer pursuant to the terms of this Agreement;

(d) relocate, or file any application to relocate, the Branch, except as such an application may be necessary to relocate the Branch as a result of a fire or other natural disaster;

(e) enter into any contract, agreement, commitment understanding or other arrangement to dispose of the Branch or the Assets or Liabilities other than pursuant to the terms of this Agreement; and

(f) not issue any new deposit or loan products at the Branch that Buyer will not be able to offer upon and following the Closing Date; and only pay interest rates on the Deposits consistent with past practices; .

5.2.4. Condition of Assets. The Buyer has been allowed access to the Leased Premises at which the Branch conducts business and is aware of its current condition. The Seller will continue to maintain the Leased Premises in accordance with its past practices up to the Closing Date. The Seller makes no implied or express warranties as to the condition of the Leased Premises, except to the extent provided in this Agreement. Following the execution of this Agreement, and continuing through the Closing, the Seller shall maintain the furniture, fixtures and equipment in the condition it exists as of the date of execution of this Agreement, with the exception of wear and tear arising from normal use in the Branch.

5.2.5. Consents. The Seller will use its commercially reasonable efforts to obtain and deliver to the Buyer on or prior to the Closing Date all required consents authorizing the transfer and assignment to the Buyer of, or the substitution of the Buyer for the Seller under all contracts, agreements and commitments that are to be sold, conveyed, transferred, assigned and delivered to the Buyer hereunder including, but not limited to, those set forth in Exhibit B hereto, or the Amended and Restated Exhibit B as the case may be, which are validly assignable by the Seller and all other Assets, each such consent to be effective prior to or as of the Closing Date. All such consents shall be in form and substance reasonably satisfactory to counsel for the Buyer. Without limiting the generality of the foregoing, the Seller shall use its commercially reasonable efforts to assist the Buyer to cause the lessor of the Leased Premises to consent to the assumption of the lease for the Leased Premises by the Buyer. If for any reason the Seller is unable to obtain such consent, then the Seller and Buyer shall enter into a sublease for such premises from Seller to Buyer under the same terms and conditions contained in the lease agreement for the Leased Premises or other mutually acceptable alternatives.

5.2.6. Deposits, Branch Financial Statement and Exhibit B Update. At the end of each month between the date hereof and the Closing Date and on the business day next preceding the Closing Date, the Seller shall deliver to the Buyer: (i) a list of all Deposits setting forth with respect to such Deposits the information referred to in Section 4.1.4 hereof; (ii) updated financial information on the Branch, in the form of updated Branch Financial Statements; and (iii) an Amended and Restated Exhibit B setting forth all contracts and commitments which Seller and Buyer intend that Buyer assume at and after Closing.

5.2.7. No Breach. The Seller shall not take or fail to take any action which taking or failure would cause or constitute a breach, or would, if it had been taken or failed to be taken prior to the date hereof, have caused or constituted a breach, of any of the representations and warranties set forth in Section 4.1 hereof; the Seller will, in the event of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event which would cause or constitute a breach or would, if it had occurred prior to the date hereof, have caused or constituted a breach of any of the representations and warranties set forth in Section 4.1 or the covenants set forth in Sections 5.1 or 5.2 hereof, or which may result in the nonsatisfaction of any condition set forth in Sections 6.1 or 6.2 hereof, give detailed notice thereof to the Buyer; and the Seller will use its commercially reasonable efforts to prevent or promptly to remedy such breach or failure, and to perform such covenant or satisfy such condition.

5.3. Obligations of the Buyer. The Buyer agrees that subsequent to the date hereof and prior to the Closing Date:

5.3.1. No Breach. The Buyer shall not take or fail to take any action which taking or failure would cause or constitute a breach, or would, if it had been taken or failed to be taken prior to the date hereof have caused or constituted a breach, of any of the representations and warranties set forth in Section 4.2 hereof; the Buyer will, in the event or, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of any event which would cause or constitute a breach, or would, if it had occurred prior to the date hereof, have caused or constituted a breach of any of the representations or warranties contained in said Section 4.2 or the covenants set forth in Sections 5.1 or 5.3 hereof, or which may result in the nonsatisfaction of any condition set forth in Sections 6.1 or 6.3 hereof, give detailed notice thereof to the Seller; and the Buyer will use its commercially reasonable efforts to prevent or promptly to remedy such breach or failure to perform such covenant or satisfy such condition.

ARTICLE VI.

Conditions Precedent to Closing

6.1. Conditions Precedent to Performance by Both Parties. The obligations of the Buyer and the Seller to consummate the transactions contemplated in this Agreement are expressly subject to the satisfaction, on or before the Closing Date, of each and all of the conditions set forth below, which conditions may not be waived by either party:

6.1.1. Approval of the OTS. The OTS shall have approved the transactions contemplated in this Agreement, as provided in 12 C.F.R. Section 563.22 et seq.

6.1.2. Other Regulatory Approvals. All other required regulatory approvals and actions, if any, shall be obtained and taken as necessary to permit consummation of the transactions contemplated herein in accordance with all applicable laws, regulations and orders, on terms which are not materially adverse to either party hereto.

6.1.3. No Claim. No Claim shall have been instituted by any Governmental Body challenging the transactions hereby contemplated or seeking to restrain their consummation and no Claim shall have been instituted or, to the Knowledge of either party hereto, threatened, challenging the legality of such transactions or seeking to restrain their consummation which, in the reasonable opinion of counsel for either party hereto, would make it impossible or inadvisable for the parties to consummate such transactions.

6.1.4. Lease Assumption. The Buyer shall have entered into an assumption of Seller’s current lease for the Branch, and the lessor shall have executed and delivered to the Buyer, evidence of acceptance of the assumption in substantially the form attached hereto as Exhibit H; or Seller and Buyer shall have entered into a sublease or another mutually acceptable alternative as provided in Section 5.2.5.

6.1.5. No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable by any Federal or state governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the Assets or the Liabilities once acquired by Buyer, (c) impose material limits on the ability of Buyer to consummate the Agreement or the transaction contemplated hereby, (d) otherwise materially and adversely affect the Assets or the Liabilities or the Branch or (e) if the Agreement or the transactions contemplated hereby are consummated, subject Buyer or any officer, director or employee of Buyer to criminal penalties or to civil liabilities. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (e) above.

6.2. Conditions Precedent to the Buyer’s Performance. The obligations of the Buyer to perform its obligations under this Agreement are subject to the satisfaction, on or before the Closing Date, of each and all of the conditions set forth below in this Section 6.2. The Buyer may waive any or all of the following conditions in whole or in part without prior notice; provided, however, that if the Seller shall be in default of any of its representations, warranties or covenants under this Agreement, no such waiver of a condition shall constitute a waiver by the Buyer of any of its rights or remedies at law or in equity.

6.2.1. Accuracy of Warranties and Performance of Obligations. The representations and warranties of the Company and the Seller contained in Section 4.1 hereof are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on such date, and the obligations set forth in Sections 5.1 and 5.2 hereof to be performed by the Seller on or before the Closing Date shall have been so performed in all material respects; and the Company and the Seller shall have delivered to the Buyer a certificate of its president and chief executive officer to such effect.

6.2.2. Copies of Documents. True and complete copies of all documents reasonably requested by the Buyer shall have been furnished to the Buyer promptly after request therefor and, in any event, in advance of the Closing Date.

6.2.3. Assignments, Etc. Seller shall have delivered to Buyer a Bill of Sale substantially in the form of Exhibit I and such other assignments of contracts, agreements, fixed assets and any other documents reasonably requested by Buyer so as effectively to transfer to Buyer the Assets as provided in Section 2.4 hereof. All costs of recording such assignments, and any other documents supplied at the request of the Buyer shall be the sole responsibility of the Buyer.

6.3. Conditions Precedent to the Seller’s Performance. The obligations of the Seller to perform its obligations under this Agreement are subject to the satisfaction, on or before the Closing Date, of each and all of the conditions set forth below in this Section 6.3. The Seller may waive any or all of the following conditions in whole or in part without prior notice; provided, however, that if the Buyer shall be in default of any of its representations, warranties or covenants under this Agreement, no such waiver of a condition shall constitute a waiver by the Seller of any of its rights or remedies at law or in equity.

6.3.1. Accuracy of Warranties and Performance of Obligations. The representations and warranties of the Buyer contained in Section 4.2 hereof are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as if made on such date, and the obligations set forth in Sections 5.1 and 5.3 hereof to be performed by the Buyer on or before the Closing Date shall have been so performed in all material respects; and the Buyer shall have delivered to the Seller a certificate of its president and chief executive officer to such effect.

6.3.2. Copies of Documents. True and complete copies of all documents reasonably requested by the Seller shall have been furnished to the Seller promptly after request therefor and, in any event, in advance of the Closing Date.

6.3.3. Assumption of Liabilities. Buyer shall have executed assumption documentation effecting the assumption by Buyer of all Liabilities to be assumed hereunder, substantially in the form of Exhibit J.

6.3.4 Securitization. Seller shall have completed the transaction previously disclosed to the Buyer regarding the securitization of its auto loans (the “Securitization”). Seller shall use its best efforts to complete the Securitization prior to or contemporaneously with the occurrence of the conditions set forth subclause (a) of Section 7.1.

ARTICLE VII.

Closing

7.1. Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place as follows:

(a) The date of the Closing of the transactions contemplated by this Agreement (the “Closing Date”) shall be the earlier of September 30, 2004, or the first (1st) Friday after the expiration of five (5) business days after the last of the following to be achieved; (i) written approval of the transactions hereby contemplated by the OTS shall have been received and have become effective and the statutory waiting period shall have expired; (ii) any other approvals required from any other Governmental Body having jurisdiction over the Seller; Buyer or the transactions contemplated hereby shall have been received and (iii) the Seller shall have closed the Securitization. The Closing shall be deemed to occur at 11:59 p.m. Pacific Time on the Closing Date. Notwithstanding the foregoing, the Closing may occur at such later time or date as mutually agreed upon by the Buyer and the Seller.

7.2. Seller’s Obligations at the Closing. At the closing, the Seller shall do the following:

7.2.1. Transfer of Assets. The Seller shall convey, transfer, assign and deliver to the Buyer, by an instrument satisfactory in form and substance to the Buyer and its counsel, good and marketable title to the owned Assets.

7.2.2. Certificates and Further Documents. The Seller shall deliver to the Buyer all of the documents and other instruments to be delivered to the Buyer pursuant to Sections 6.1 and 6.2 hereof and not previously furnished to the Buyer and such other certificates and documents as may reasonably be requested by the Buyer with respect to the satisfaction of the conditions specified in Sections 6.1 and 6.2 hereof.

7.2.3. Premises, Books and Records. The Seller shall deliver physical possession of the Branch and, with regard to the Assets to be purchased and the Liabilities to be assumed by the Buyer pursuant to this Agreement only, all of the files, documents, papers, agreements, books of account and records in the possession of the Seller, including all records in storage and keys to the Branch and safe deposit boxes.

7.2.4. Payment of Deposit Transfer. Pursuant to Section 3.1 hereof, and, in the event of an Independent Determination, Section 3.2 hereof, the Seller shall pay to the Buyer in Cash to an account at the Buyer’s main office, in the manner directed by the Buyer in a notice to the Seller on the day next preceding the Closing Date, the amount of the Deposit Transfer to be paid by the Seller to the Buyer hereunder.

7.3. Buyer’s Obligations at the Closing. At the Closing, the Buyer shall do the following:

7.3.1. Assumption of Liabilities. The Buyer shall deliver to the Seller an undertaking in form and substance satisfactory to the Seller and its counsel whereby the Buyer assumes and agrees to perform and discharge: (i) all of the liabilities set forth in Section 2.1 hereof and (ii) all of the obligations which are set forth in Section 2.2 hereof and which arise after the Closing Date or are to be performed after the Closing Date, except those obligations set forth in Sections 2.2 hereof, if any, which cannot be transferred without the consent of third parties and as to which the Seller shall have been unable to obtain such consent.

7.3.2. Payment of Deposit Premium. Pursuant to Section 3.1 hereof, and, in the event of an Independent Determination, Section 3.2 hereof, at the Closing the Buyer shall pay to the Seller in the manner provided by Section 3.1(b), the amount of the Deposit Premium to be paid by the Buyer to the Seller hereunder.

7.3.3. Further Documents. The Buyer shall deliver the documents and other instruments to be delivered to the Seller pursuant to Sections 6.1 and 6.3 hereof and not previously furnished to the Seller and such other certificates and documents as may reasonably be requested by the Seller with respect to the fulfillment of the conditions set forth in Sections 6.1 and 6.3 hereof.

ARTICLE VIII.

Obligations of the Parties After the Closing

8.1. Confidentiality. Neither party shall divulge or communicate, except as may be required by applicable law, use to the detriment of the other or for the benefit of any other person or persons, or misuse in any way, any confidential information or trade secrets of the other acquired in connection with or in any manner relating to this Agreement and the transactions contemplated herein or any term or condition of this Agreement; provided, however, that the foregoing shall not apply to any information which either party (hereinafter the first party) can demonstrate to the second party (i) is generally available to or known by the public other than as a result of disclosure by the first party or (ii) was obtained from a source other than the first party, provided that such source was not bound by a duty of confidentiality to the second party with respect to such information.

8.2. Notification of Account Debtors and Creditors. Promptly after the Closing Date: (i) the Seller shall notify all persons obligated to make payments under loans carried on the books and records of the Branch as of the close of business on the Closing Date and not transferred to the Buyer under the terms hereof to make all future payments in respect of said obligations to a specified address other than that of the Branch and (ii) the Seller shall, if the Buyer so elects, notify all persons obligated to make payments under loans carried on the books and records of the Branch which are acquired by the Buyer pursuant to this Agreement, to make payments thereof to the order of the Buyer.

8.3. Right to Hire Employees of the Branch; Non-solicitation of Employees by Seller.

(a) During the 30-day period following the date of this Agreement, Buyer shall have the right to designate, by notifying Seller, those employees of the Branch that Buyer desires to make offers of employment. Buyer shall not be obligated to hire any employees other than those so designated. The Buyer and Seller agree that such employees, if hired, shall be employees of Buyer effective as of the Closing Date and they shall be eligible to participate in all benefit plans of the Buyer, subject to the same rules applicable to all Buyer’s employees. Retained employees will be given credit for service with Seller for purposes of eligibility and vesting but not for benefit accrual. With respect to any employees of the Branch prior to the Closing Date that accept employment with the Buyer on and after the Closing Date, the Seller shall pay all compensation owed to such employees up to and including the day prior to the Closing Date. Seller shall use its best efforts to retain the employees at the Branch. The Seller shall not transfer employees now employed in the Branch (including employees on the list of employees provided by Buyer) to other branches of Seller or offer any employee(s) of the Branch continued employment with Seller without the prior written approval of the Buyer.

(b) For a period of one (1) year following the Closing Date, Seller will not seek to employ any persons who were employees of the Branch and who accept employment with Buyer on the Closing Date. Nothing herein shall prevent Seller from advertising generally any employment opportunities or from hiring any persons who were employees of the Branch and who accept employment with Buyer on the Closing Date who respond to such general advertising or who seek employment without inducement from Seller.

8.4. Non-solicitation of Branch Customers by Seller.

For a period of one (1) year following the Closing Date, the Seller, including its directors, officers and employees, will not directly and knowingly solicit deposits, loans or other business from or to persons who were Branch customers and depositors on the Closing Date, except as may occur in connection with advertising or solicitations directed to the public generally.

8.5. Buyer’s Obligations. The Buyer shall mail notification as and when may be required by, and pursuant to, the Federal Deposit Insurance Act to all persons holding Deposits assumed by the Buyer hereunder. In addition, the Buyer may, but shall not be obligated to, notify all persons holding safety deposit boxes to make all payments in respect of said safety deposit box rental agreements payable to the order of the Buyer at the Branch. The Seller hereby agrees to cooperate with and assist the Buyer in preparing name and address lists of the depositors, safety deposit box holders and borrowers referred to in this Section 8.2 and, at the request of the Buyer, shall execute any such notices given to borrowers with respect to loans acquired by the Buyer hereunder.

8.6. Transit Items. After the Closing, each party hereto shall use its commercially reasonable efforts to assist the other party in the adjustment and delivery of all overages and shortages of documentary and cash items in transit and items in collection as of the Closing Date, as the interest in such items of the respective parties hereto may appear.

8.7. Further Documents. After the Closing: (i) each of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds, documents and other instruments, and will take or cause to be taken all further or other action, as the other party or its counsel may reasonably deem necessary or desirable in order to vest in and confirm to the Buyer title to and possession of all of the Assets and to carry out the full intent and purpose of this Agreement and (ii) each of the parties will permit the other access to and the right to inspect and copy the books and records of such party as may be reasonably necessary or appropriate to enable such other party to prepare such further documents, instruments, reports or tax returns as such other party or its counsel determine to be necessary.

8.8. Prorations; Sales and Use Taxes; Insurance.

(a) Prorations. The Seller and the Buyer agree that all periodic expenses of operating the Branch prior to, on or after the Closing Date which are paid either by Seller before, or by Buyer after, the Closing Date but which payments cover a period of time both before and after the Closing Date, including but not limited to, state and local personal property taxes, expenses for utilities, telephone, rent, and payments in respect of the contracts, commitments and agreements referred to in Section 2.2 hereof, but excluding (i) wages, salaries, accrued vacations and other employee expenses up to and including the Closing Date and (ii) federal deposit insurance premiums and FICO assessments paid by the Buyer which shall be the sole obligation of the Seller, shall, to the extent possible, be determined and prorated as of the Closing Date in connection with the Initial Determination, or the Independent Accounting, if necessary. To the extent that such expenses are not capable of being prorated as of the Closing Date, such expenses shall, to the extent possible, be prorated by the Buyer and the Seller within thirty (30) days after the Closing Date and all such expenses

(i) paid by the Seller on or prior to the Closing Date and attributable to the operation of the Branch after the Closing Date (including any payments by the Seller in respect of any of the contracts, commitments and agreements referred to in Section 2.2 hereof) shall be paid within ten (10) calendar days after notice from the Seller to the Buyer of the amount thereof not prorated as of the Closing Date in connection with the Initial Determination, or the Independent Accounting, if necessary; and

(ii) all such expenses unpaid at the Closing Date and attributable to the operation of the Branch on or prior to the Closing Date (including any payments by the Buyer in respect of any of the contracts, commitments and agreements referred to in Section 2.2 hereof) shall be paid within ten (10) calendar days after notice from the Buyer to the Seller of the amount thereof not prorated as of the Closing Date in connection with the Initial Determination, or the Independent Accounting, if necessary.

The Buyer shall, after the Closing, hold the Seller harmless from any liability on account of and shall pay to the Seller, within ten (10) calendar days after notice from the Seller to the

Buyer of the amount thereof, any payments by the Seller on account of any amounts to be paid by the Buyer pursuant to clause (i) of the immediately preceding sentence, and the Seller shall, after the Closing, hold the Buyer harmless from any liability on account of and shall pay to the Buyer, within ten (10) calendar days after notice from the Buyer to the Seller of the amount thereof, any payment by the Buyer on account of any amounts to be paid by the Seller pursuant to clause (ii) of the immediately preceding sentence. The party making any such request for reimbursement pursuant to the provisions of this Section 8.8 shall be assumed to have made such payment to the ultimate recipient of each such prorated payment.

(b) Sales and Use Taxes. The Buyer and the Seller agree that all sales and use taxes, if any, payable in connection with this Agreement and the transactions hereby contemplated, shall be paid one-half (1/2) by the Buyer and one-half (1/2) by the Seller.

(c) Insurance. The Buyer and Seller agree that no insurance policies are to be prorated, that the Buyer will procure or maintain its own insurance with respect to the Branch effective as of the Closing Date, and that the Seller shall have no responsibility to maintain insurance with respect to the Assets or the operations of the Branch after the Closing Date and shall be entitled to retain any refunds of premiums previously paid in respect of the cancellation of such insurance on and as of the Closing Date.

(d) Lease and other Assumed Liabilities. Buyer agrees to timely perform all of its obligations under the Lease and all other Liabilities, including transfer of the Leased Premises.

8.9. Obligations of the Company. The Company agrees to perform all obligations of the Seller under this Agreement following the effective date of the Seller’s voluntary liquidation under the Home Owners’ Loan Act and applicable OTS regulations.

ARTICLE IX.

Remedies

9.1. Termination.

(a) Notwithstanding any provision to the contrary herein, this Agreement may be terminated:

(1) At any time at or prior to the Closing Date:

(i)	by mutual written agreement authorized by the Boards of Directors of the Seller and the Buyer;

(ii)	by either the Seller or the Buyer if the Closing shall not have taken place prior to the date specified in Section 7.1;

(iii)	by the Seller if (A) any of the conditions set forth in Sections 6.1 or 6.3 hereof shall not have been satisfied on or prior to the Closing Date or shall become incapable of satisfaction by such date; or (B) a Claim of the type referred to in Section 6.1.3 hereof shall have been instituted; and

(iv)	by the Buyer if: (A) any of the conditions set forth in Sections 6.1 or 6.2 hereof shall not have been satisfied on or prior to the Closing Date or shall become incapable of satisfaction by such date or if the condition set forth in Section 6.3.4 shall not have been satisfied on or before September 30, 2004; (B) a Claim of the type referred to in Section 6.1.3 hereof shall have been instituted; (C) subsequent to the date hereof and prior to the Closing Date any legislation, rule, regulation, proclamation, order or action by any Governmental Body has been enacted, adopted, promulgated, taken or otherwise become effective, which materially and adversely affects the business, operations, prospects or assets of the Branch; or (D) a ten percent (10%) reduction in the Deposits maintained at the Branch shall have occurred between the date of this Agreement and the Closing Date.

(b) If any party hereto desires to terminate the Agreement pursuant to Section 9.1(a) hereof, such power of termination may be exercised only by giving written notice, signed on behalf of such party by its Chairman of the Board of Directors or President, to the other party.

(c) If any party hereto breaches or defaults on any representation, warranty, covenant or agreement made by it hereunder in any material respect, the nondefaulting party may, on or before the Closing Date, give notice of termination of this Agreement in the manner provided in Section 10.1 hereof. Such notice shall specify with particularity the breach or defaults upon which such notice is based, and termination shall be effective thirty (30) calendar days after the date of such notice unless the specified breach or default has been cured on or before such effective date.

9.2. Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of its provisions, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action or proceeding, in addition to any other relief to which it may be entitled; and, the Seller shall hold harmless and pay to the Buyer the amount of any damages, costs or expenses with respect to any Claim arising out of a condition, transaction or event with respect to the Branch occurring on or before the Closing Date, and the Buyer shall hold harmless and pay to the Seller the amount of any damages, costs or expenses with respect to any Claim arising out of a condition, transaction or event with respect to the Branch occurring after the Closing Date.

9.3 Liquidated Damages. The parties have determined that, in the event the Agreement is terminated by the Buyer or the Seller for any reason other than reasons specified herein below, the terminating party would suffer damages which would be difficult or impossible to ascertain.

For this reason, the parties have determined by mutual agreement that:

(a) If the Seller terminates the Agreement for any reason other than (i) as a result of a mutual written agreement authorized by the Boards of Directors of the Seller and the Buyer to so terminate the Agreement; (ii) as a result of the Closing having not taken place prior to September 30, 2004, other than due to a breach of this Agreement by the Seller or the nonsatisfaction of the condition in Section 6.3.4 prior to October 1, 2004; or (iii) as a result of the nonsatisfaction on or prior to the Closing Date of any of the conditions set forth in Sections 6.1and, 6.3 (except the condition contained in Section 6.3.4) other than due to a breach of this Agreement by the Seller, the Seller shall pay the Buyer on or before the date ninety (90) days after termination, as liquidated damages, $500,000.00 in Cash;

(b) If the Buyer terminates the Agreement for any reason other than (i) as a result of a mutual written agreement authorized by the Boards of Directors of the Seller and the Buyer to so terminate the Agreement; (ii) as a result of the Closing having not taken place prior to September 30, 2004 other than due to a breach of this Agreement by the Buyer; or (iii) as a result of the nonsatisfaction on or prior to the Closing Date of any of the conditions set forth in Sections 6.1 and 6.2 other than due to a breach of this Agreement by the Buyer, the Buyer shall pay the Seller on or before the date ninety (90) days after termination, as liquidated damages, $200,000.00 in Cash; and

(c ) If the Buyer terminates the Agreement because of the nonsatisfaction of the condition set forth in Section 6.3.4 prior to October 1, 2004, the Seller shall pay the Buyer on or before the date ninety (90) days after termination, as liquidated damages, $500,000in Cash.

(d) Any such amount shall bear interest on the unpaid amount thereof from the date due at a rate equal to The Wall Street Journal prime rate, calculated on a daily basis, until paid in full.

(e) The liquidated damages prescribed hereunder shall be each party’s sole and exclusive remedy in the event the Closing shall not occur.

ARTICLE X.

Miscellaneous Provisions

10.1. Notices. All notices, requests, demands, waivers or other communications hereunder must be in writing and shall be deemed given on the date delivered if delivered personally or two (2) days after posted if sent by registered or certified mail, return receipt requested, proper postage prepaid, to the parties at the following addresses or at such other addresses as may be specified by a like notice:

If to the Seller:	Pan American Bank, FSB
3990 Westerly Place, Suite 200
Newport Beach, California 92679
Attn.: Ray Thousand
Fax: 949-224-1912

With a copy to:	Manatt, Phelps & Phillips, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
Attn.: Mick Grasmick
Fax: 310-312-4224

If to the Buyer:	Kaiser Federal Bank
1359 N. Grand Avenue
Covina, California 91724
Attn.: Kay M. Hoveland
Fax: 626-858-5745

With a copy to:
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, Suite 400
Washington, D.C. 20015-2035
Attn.: Richard S. Garabedian
Fax: 202-362-2902

10.2. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of the parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless in a writing executed by the party making the waiver.

10.3. Third Party Rights. Nothing in the Agreement, whether expressed or implied, is intended to confer any rights or remedies upon any persons other than the parties hereto and their respective legal representatives, successors and assigns; nor is anything in this Agreement intended to relieve or discharge the obligations or liabilities of any third persons to any party to this Agreement; nor shall any provision hereof give any third person any right of subrogation or action over or against any party to this Agreement.

10.4. Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their legal representatives, successors and assigns; provided, however, that no assignment of this Agreement or any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other party and no assignment by any party hereunder shall relieve said party of any of its obligations or duties hereunder.

10.5. Brokers. Each party shall bear the fees and expenses of any agent or broker engaged by such party relating to this Agreement and each party hereby agrees to indemnify the other party and hold it harmless from and against any claims for any commissions relating to this Agreement or to the transactions contemplated hereby resulting from the engagement of any agent or broker by such indemnifying party.

10.6. Survival of Warranties and Obligations. Except as hereinafter set forth, all indemnifications, representations and warranties made herein by the parties to this Agreement, shall survive the Closing Date for a period of eighteen (18) months; provided, (i) that any action arising under any such indemnification, representation or warranty must be commenced within said eighteen (18) month period, and (ii) that all matters respecting determination of the Deposit Transfer and Deposit Premium and related calculations under Article III shall survive for a period of three (3) months only following the Closing Date. Notwithstanding the foregoing, the obligation of Seller to timely perform its obligations under the Retained Liabilities and the obligation of Buyer to timely perform its obligations under the Liabilities (including without limitation the Lease) and any right of indemnification with respect thereto shall not terminate pursuant to this Section.

10.7. Severability. If any provision of this Agreement, as applied by any party or to any circumstance, shall be adjudged by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of the other provisions of this Agreement.

10.8. Expenses. Except as otherwise specifically provided herein, all expenses incurred by the Buyer in connection with this Agreement shall be paid and discharged by the Buyer and all expenses incurred by the Seller in connection with this Agreement shall be paid and discharged by the Seller and none of the Seller’s expenses in connection herewith shall be charged to the Branch. Provided, however, the filing fee related to the Form 1639 regulatory application with the OTS shall be paid one-half each by the Seller and the Buyer.

10.9. Counterparts. The Agreement may be executed simultaneously or in one (1) or more counterparts, each of which may be deemed an original, but all of which together shall constitute one (1) and the same instrument, it not being necessary in making proof of this Agreement to produce or account for more than one (1) counterpart executed by each party hereto.

10.10. Headings and Construction. All section headings are included only for convenience and are not intended to be a full and accurate description of the contents of the sections hereof and in no way limit, define or describe the scope or intent of this Agreement or any provisions hereof.

10.11. Governing Law. This Agreement, to the extent applicable, shall be construed in accordance with, and governed by, federal banking laws and the laws of the State of California.

10.12. Indemnification Seller and Buyer each agree to indemnify and hold the other (references in this Section 10.12 to either party to indemnify the other party shall include indemnity for such party’s stockholders, officers and directors) harmless for a period of eighteen (18) months after the Closing Date as follows:

(a) Buyer agrees to indemnify and hold Seller harmless from and against, and to reimburse Seller promptly for, any and all loss, liability, damage, expense or cost (including court costs, litigation expenses and reasonable attorneys’ fees) arising from any claim made or asserted by a bona fide third party not a party or an affiliate of a party to this Agreement which Seller may suffer as a result of any action or omission of Buyer on or following the Closing Date or after the Closing Date with respect to Buyer’s post Closing Date obligations in connection with the Deposits or other liabilities assumed by Buyer hereunder or any other aspect of the business operations of the Branch or the lease covering the Branch.

(b) Seller agrees to indemnify and hold Buyer harmless from and against, and to reimburse Buyer promptly for, any and all loss, liability, damage, expense or cost (including court costs, litigation expenses and reasonable attorneys’ fees) arising from any claim made or asserted by a bona fide third party not a party or an affiliate of a party to this Agreement which Buyer may suffer a result of any action or omission of Seller prior to the Closing Date or after the Closing Date with respect to the Seller’s post Closing Date obligations in connection with the Deposits or other liabilities assumed by Buyer hereunder or any other aspect of the business operations of the Branch or the lease covering the Branch as in effect prior to the Closing Date.

(c) The amounts recoverable by either party with respect to any such claims against the other shall reflect, and such other party shall only be obligated to pay, the net amount of damages suffered by the other party entitled to recovery after giving effect to any insurance proceeds recoverable with respect to such matters. Each party shall select counsel and pay for the defense of the other party with respect to any claim against which such paying party is obligated to indemnify such other party as provided in this Section 10.12. If such other party chooses to have counsel of its choosing in addition to that provided by the paying party, it may do so at its sole expense. Each party shall provide to the other written notice of any claim to which such other party’s indemnity obligations hereunder do or may apply within thirty (30) calendar days after becoming aware of the existence of such claim, setting forth in such notice, in reasonable detail, the facts giving rise to such claim of indemnity. An indemnifying party shall not be liable under this Section for any settlement entered into without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder. An indemnifying party may settle any claim without the consent of the indemnified party, but only if the sole relief awarded is monetary damages that are paid in full by the indemnifying party.

10.13. Damage or Destruction. Notwithstanding any other provision of this Agreement, in the event, prior to the Closing, Seller suffers a material loss due to earthquake, fire, flood, accident or other casualty which in the good faith and reasonable opinion of Buyer substantially and adversely affects the value of the Assets, Buyer shall have the right to terminate this Agreement by giving written notice to Seller. Should Buyer not terminate this Agreement, Buyer shall take the Assets and the Leased Premises as is, together with the insurance proceeds relating to the materially damaged Assets and/or the Leased Premises.

10.14. No Consequential Damages. Neither party shall be liable to the other party for such other party’s consequential or special damages, including without limitation lost profits. The foregoing shall not affect the obligation of a party under Section 10.12 to indemnify the other party for consequential damages of a third party for which such other party may be liable.

10.15. Publicity. Except as required by law, prior to the Closing Date, neither Buyer nor Seller will issue any press release or make any public announcement relating to the transactions contemplated herein, without consulting with and obtaining the approval of the other party, which approval shall not be unreasonably withheld or delayed. Each party agrees to forward copies of all public statements, whether written or oral, to the other party for prior review. The reviewing party shall have one (1)full business day to object to the statement or any part thereof. Failure to respond within such period will be deemed to be approval and acceptance of such statement.

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed in counterparts by their respective presidents and secretaries and their respective corporate seals to be hereunto affixed as of the date first above written.

BUYER:	KAISER FEDERAL BANK

	By:	/s/ Kay M. Hoveland
Kay M. Hoveland
President and
Chief Executive Officer

	By:	/s/ Daniel A. Cano
Daniel A. Cano
Assistant Corporate Secretary

SELLER	PAN AMERICAN BANK, FSB

	By:	/s/ Ray Thousand
Ray Thousand
President and Chief Executive Officer

	By:	/s/ Sherry Landy
Assistant Secretary

UNITED PANAMERICAN FINANCIAL CORP.

	By:	/s/ Ray Thousand
Ray Thousand
President and Chief Executive Officer

	By:	/s/ Sherry Landy
Assistant Secretary